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FROM:                                  FOR:
BlueFire Partners                      Optical Sensors Incorporated
150 South Fifth St., Suite 1300        7615 Golden Triangle Drive
Minneapolis, Minn. 55402               Minneapolis, Minn. 55344
Contact: Doug Ewing (612) 344-1036     Contact: Wes Peterson, CFO (612) 944-5857




           OPTICAL SENSORS RECEIVES $3 MILLION FINANCING COMMITTMENT


     MINNEAPOLIS, March 10, 2000 -- Optical Sensors Inc. (Nasdaq: OPSI) said today that it has received a commitment for $3 million in new financing from a group of private investors. The financing consists of promissory notes convertible into an aggregate of 3,000,000 shares of Optical Sensors' common stock and warrants to purchase an additional 750,000 shares of common stock at an exercise price of $1.00 per share. The Company has agreed to register the resale of the shares issuable upon conversion of the notes and the warrants.

     Paulita LaPlante, president and chief executive officer, said, "We are pleased to have arranged this financing, the timing of which will allow us to continue to move forward with our ongoing strategic negotiations covering Optical Sensors' CapnoProbe(TM) technology."

     Optical Sensors announced in February that it had signed a non-binding letter of intent with a major supplier of medical products and services to negotiate a definitive agreement for the CapnoProbe product and technology. The agreement includes a confidentiality understanding that precludes identifying the other company.

     Under the terms of the $3 million financing commitment, Optical Sensors will immediately receive $1.4 million in cash. Receipt of the remaining $1.6 million is subject to the satisfaction of certain conditions, including approval of the financing by Optical Sensors' shareholders at the company's annual meeting in May.

     "With these additional funds we will be continuing with our ongoing studies comparing CapnoProbe data to various critical care parameters including arterial-venous gap, cardiac output, lactate and other tissue CO2 devices. The results of these tests are validating our original expectation of the CapnoProbe as an important adjunctive measure of tissue hypoxia," LaPlante said. "The new funds also give us valuable additional time to continue the technological development of other applications of our core technology that are not covered by our present negotiations for the CapnoProbe."

     Optical Sensors currently has approximately 8,963,000 common shares outstanding.



Except for historical information contained herein, the disclosures in this news release are forward-looking statements which could be affected by certain risks and uncertainties, including: successful development and market acceptance of the CapnoProbe product; actions taken and alternative products introduced or marketed by the Company's competitors; actions related to regulatory matters; and the completion of a corporate alliance or business combination. These risks are described in more detail in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 1998, and the Company's Forms 10-Q for the quarters ended March 31, June 30, and Sept. 30, 1999.
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